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                                                            EXHIBIT 99.1

For Immediate Release
---------------------


Contact:  For St. John Knits:
          Roger G. Ruppert
          (949) 863-1171
          or
          Michael Freitag/Jason Lynch
          Kekst and Company
          (212) 521-4800

                          PETER BUONOCORE NAMED CEO OF
                             AMEN WARDY HOME STORES


     IRVINE, California (February 10, 1999) - Retail industry veteran Peter Buonocore has been appointed chief executive officer of Amen Wardy Home Stores, it was announced Wednesday. Amen Wardy Home is a majority-owned subsidiary of St. John Knits, Inc. (NYSE:SJK).

     Buonocore has worked in the retail industry for more than 15 years, holding senior positions at such leading retailers as Lord & Taylor, Ann Taylor Inc. and Guess? Inc. His appointment was approved Tuesday by the Executive Committee of the Board of Amen Wardy Home and is effective immediately. He succeeds David C. Frankel who, as previously announced, has become president of Calvin Klein Menswear.

     Prior to joining Amen Wardy Home, Buonocore was vice president, retail operations and finance, of Guess?, the Los Angeles-based apparel and retailing company. He has also served as vice president of marketing operations for Ann Taylor and divisional vice president, staffing and expense management, for Lord & Taylor, a division of the May Department Store Co.

     He has a bachelor of science degree in accounting from the University of Connecticut and a master of business administration degree in finance from Columbia University Business School.

     Bob Gray, Chairman and Chief Executive Officer of St. John Knits and a member of the Amen Wardy Home Board and Executive Committee, said: "I am very pleased that Peter Buonocore has joined Amen Wardy Home as its chief executive. He is an accomplished retailer with considerable experience in operations, finance and marketing. I am confident he will play a very constructive role in the company's future."